Exhibit 99.1
ATHENS BANCSHARES CORPORATION REPORTS THIRD QUARTER 2010 RESULTS
Athens, Tennessee, October 27, 2010, Athens Bancshares Corporation (NASDAQ: AFCB — news) (the “Company”), the holding company for Athens Federal Community Bank (the “Bank”), today announced its results of operations for the three and nine months ended September 30, 2010. The Company’s net income for the three months ended September 30, 2010, was $349,000 or $0.13 per share, compared to net income of $208,000 for the same period in 2009. For the nine months ended September 30, 2010, net income was $243,000 or $0.09 per share, compared to net income of $1.3 million for the nine months ended September 30, 2009.
On January 6, 2010, the Bank converted from a mutual savings bank to a stock savings bank and became the wholly owned subsidiary of the Company. In connection with the conversion, the Company sold an aggregate of 2,677,250 shares of common stock at a price of $10.00 per share to depositors of the Bank. In addition, in connection with the conversion, the Bank formed the Athens Federal Foundation, to which the Company contributed an additional 100,000 shares of common stock (valued at $10.00 per share) and $100,000 in cash. Because the Bank’s conversion and the Company’s stock offering were consummated on January 6, 2010, the Company was not an operating company during 2009. As a result, the information presented for 2009 is on a consolidated basis for the Bank only.
Results of Operations — Three Months Ended September 30, 2010 and 2009
Net interest income after provision for loan losses increased $313,000, or 17.28%, for the three months ended September 30, 2010 compared to the three months ended September 30, 2009. Interest income increased $39,000 when comparing the two periods as the average yield on interest earning assets decreased from 6.35% during the three months ended September 30, 2009 to 5.55% for the three months ended September 30, 2010, which substantially offset the increase in average interest earning assets from $227.3 million for the three months ended September 30, 2009 to $262.7 million for the three months ended September 30, 2010. The average balances of loans, short term investments and investments increased $3.4 million, $19.1 million and $13.0 million, respectively, when comparing the three months ended September 30, 2009 to the same period in 2010. The increases were primarily due to the deployment of funds received in the Bank’s mutual to stock conversion in January 2010. Interest expense decreased $270,000 as the average cost of interest bearing liabilities decreased from 2.66% to 1.99% when comparing the same two periods, while the average balance of interest bearing liabilities increased $14.1 million from $205.9 million to $220.0 million. The provision for loan losses decreased $4,000 from $428,000 for the three months ended September 30, 2009 to $424,000 for the three months ended September 30, 2010.
Non-interest income increased $27,000 for the three months ended September 30, 2010 compared to the same period in 2009. The increase was primarily due to an increase in income related to an additional $2.2 million in bank owned life insurance purchased in May 2010.
Non-interest expense increased $114,000 for the three months ended September 30, 2010 compared to the same period in 2009. The primary reason for the increase was additional professional fees expense related to being a public company.

The income tax expense for the three months ended September 30, 2010 was $137,000 compared to $52,000 for the same period in 2009. The primary reason for the change was the increase in taxable income during the 2010 period.
Results of Operations — Nine Months Ended September 30, 2010 and 2009
Net interest income after provision for loan losses increased $125,000, or 2.03%, for the nine months ended September 30, 2010 as compared to the same period in 2009. Interest income decreased $287,000 when comparing the two periods as the average yield on interest earning assets decreased from 6.49% during the nine months ended September 30, 2009 to 5.59% for the same period in 2010, which more than offset the increase in average interest earning assets from $228.6 million for the nine months ended September 30, 2009 to $258.5 million for the nine months ended September 30, 2010. While the average loan balance increased $839,000 when comparing the two periods, the average balances of short term and other investments increased more significantly, by $29.1 million, primarily due to the deployment of funds received in the Bank’s mutual to 30, 2010 and September 30, 2010, respectively.
Non-interest income decreased $349,000 for the nine months ended September 30, 2010 compared to the same period in 2009. The decrease was primarily due to a decrease in income related to the sale of mortgage loans on the secondary market.
Non-interest expense increased $1.3 million for the nine months ended September 30, 2010 compared to the same period in 2009. The primary reason for the increase was the contribution of $1.1 million in stock and cash to the Athens Federal Foundation.
The income tax benefit for the nine months ended September 30, 2010 was ($59,000) as compared to an income tax expense of $458,000 for the same period in 2009. The primary reason for the change was the tax benefit received from the contribution to the Athens Federal Foundation.
Total assets increased $9.8 million to $286.3 million at September 30, 2010, compared to $276.5 million at December 31, 2009. The Bank was considered well-capitalized under applicable federal regulatory capital guidelines at September 30, 2010.
This release may contain forward-looking statements within the meaning of the federal securities laws. These statements are not historical facts; rather, they are statements based on the Company’s current expectations regarding its business strategies and their intended results and its future performance. Forward-looking statements are preceded by terms such as “expects”, “believes”, “anticipates”, “intends” and similar expressions.
Forward-looking statements are not guarantees of future performance. Numerous risks and uncertainties could cause or contribute to the Company’s actual results, performance and achievements to be materially different from those expressed or implied by the forward-looking statements. Factors that may cause or contribute to these differences include, without limitation, general economic conditions, including changes in market interest rates and changes in monetary and fiscal policies of the federal government; legislative and regulatory changes; and other factors disclosed periodically in the Company’s filings with the Securities and Exchange Commission.

Because of the risks and uncertainties inherent in forward-looking statements, readers are cautioned not to place undue reliance on them, whether included in this report or made elsewhere from time to time by the Company or on its behalf. Except as may be required by applicable law or regulation, the Company assumes no obligation to update any forward-looking statements.
ATHENS BANCSHARES CORPORATION AND SUBSIDARY
CONSOLIDATED FINANCIAL HIGHLIGHTS
(UNAUDITED — DOLLARS IN THOUSANDS, except per share data)

	THREE MONTHS ENDED		NINE MONTHS ENDED
	SEPTEMBER 30,		SEPTEMBER 30,
	2010	2009	2010	2009
OPERATING DATA:
Total interest income	$3,648	$3,609	$10,833	$11,120
Total interest expense	1,098	1,368	3,397	4,371

Net interest income	2,550	2,241	7,436	6,749
Provision for loan losses	424	428	1,108	546

Net interest income after provision for loan losses	2,126	1,813	6,328	6,203

Total non-interest income	1,104	1,077	3,216	3,565
Total non-interest expense	2,744	2,630	9,360	8,019

Income before income taxes	486	260	184	1,749
Income tax expense (benefit)	137	52	(59)	458

Net income	$349	$208	$243	$1,291

Net income per share, basic	$0.13	N/A	$0.09	N/A

Weighted average common shares outstanding, basic	2,777,250	N/A	2,777,250	N/A

Net income per share, diluted	$0.13	N/A	$0.09	N/A

Weighted average common shares outstanding, diluted	2,777,250	N/A	2,777,250	N/A

Performance ratios (annualized):
Return on average assets	0.49%	0.34%	0.12%	0.70%
Return on average equity	2.76	3.23	0.66	6.82
Interest rate spread	3.56	3.74	3.49	3.72
Net interest margin	3.88	3.97	3.83	3.94

	AS OF	AS OF
	SEPTEMBER 30, 2010	DECEMBER 31, 2009
FINANCIAL CONDITION DATA:
Total assets	$286,270	$276,458
Gross loans	202,360	194,817
Allowance for loan losses	3,441	3,413
Deposits	222,768	236,064
Securities sold under agreements to repurchase	811	899
Total liabilities	235,737	250,736
Total stockholders’ equity	50,532	25,722
(total equity at December 31, 2009)

	AS OF	AS OF
	SEPTEMBER 30, 2010	DECEMBER 31, 2009
Non-performing assets:
Nonaccrual loans	1,442	1,996
Accruing loans past due 90 days	4	16
Foreclosed real estate	1,321	780
Other non-performing assets	12	10

Troubled Debt Restructurings	4,810	3,515

Asset quality ratios:
Allowance for loan losses as a percent of total gross loans	1.70%	1.75%
Allowance for loan losses as a percent of non-performing loans	237.97%	169.54%
Non-performing loans as a percent of total loans	0.71%	1.03%
Non-performing loans as a percent of total assets	0.51%	0.73%
Non-performing assets and troubled debt Restructurings to total assets	2.65%	2.28%

Regulatory capital ratios (Bank only):
Total capital (to risk-weighted assets)	21.2%	15.3%
Tier 1 capital (to risk-weighted assets)	20.0	14.1
Tier 1 capital (to adjusted total assets)	12.9	9.1
Tangible capital (to adjusted total assets)	12.9	9.1
CONTACT:	Athens Bancshares Corporation Jeffrey L. Cunningham President and CEO 423-745-1111